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The First Direct Supply Chain Network

LaneAxis, Inc., is a Web 3.0 software technology company that has built a proprietary blockchain, customizable smart contract, and global peer-to-peer network serving multiple business verticals. Our immediate focus is eliminating middlemen managed services in fixing the nearly $1 trillion U.S. transportation sector - and by extension the global $15 trillion global supply chain sector.

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Reasons to Invest

- The first and only BROKERLESS direct freight network fueled by smart tech, smart contracts and immutable data built on a private blockchain
- Maxed out two Reg. CF capital raises ($1M & $5M) in near-record time with hundreds left on waitlist
- Valuable Intellectual Property elevates LaneAxis above the rest
- A massive and continually growing market in need of reinvention, especially in the wake of the global pandemic
- Environmental benefits: eliminating 29 billion empty miles per year; energy efficient blockchain mining

IP Intellectual Property

Invest in the future of supply chain, blockchain & direct connectivity

Patent Approved

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"owns the process" of a shipper-to-carrier direct SaaS platform LaneAxis owns valuable Intellectual Property in the form of a fully patented Shipper to Carrier direct model. U.S. Patent 9,928,475 — officially titled "Shipper and Carrier Interaction Optimization Platform" — was approved in March of 2018.


UNITED STATES PATENT AND TRADEMARK OFFICE
DEPARTMENT OF COMMERCE

< https://laneaxis.com/Technology/LaneAxis-Patent-9928475.pdf>

Patent Pending: Federal...

Clogged ports and empty shelves highlight the need for a coordinated federal response to mitigate such supply chain emergencies. Unlike the FAA, which has real-time visibility over

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for the critical trucking industry. LaneAxis has filed a provisional utility patent application for a "Federal Transportation Network" platform (FTN). The platform enables the US federal transportation network to view and communicate directly with each of the licensed DOT trucking companies.

Patent Pending: Smart Contract...

LaneAxis has filed a provisional patent application for a "Smart Contract-Based Insurance Certificate Platform" (USPTO Application #63321773). This will eliminate any potential for fraudulent or manipulated

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PATENT PENDING
PATENT PENDING
PATENT PENDING

paper processes. Insurance companies will provide LaneAxis with blockchain-minted COIs, ensuring total accuracy of policy coverage details including expiration dates. An estimated 10-12 million insurance documents are issued every day in the U.S.

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LaneAxis is transforming the global logistics industry by building a Shipper-to-Carrier direct optimization blockchain network powered by smart contracts.

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NETWORK

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COMPANY INFO

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For queries email us at: **investors@laneaxis.com**

Terms And Conditions Legal Disclaimer< https://laneaxis.com/LaneAxis-TTW-Disclaimer.docx.pdf>

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Legal Disclaimer

LaneAxis, Inc. is "testing the waters" to gauge market demand from potential investors for an offering of its shares of common stock under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the Offering Statement by the U.S. Securities and Exchange Commission (the "SEC") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an offering statement that has been qualified by the SEC. The offering will be made only by means of an offering circular. An Offering Statement on Form 1-A regarding this offering has been filed by LaneAxis with the SEC. The SEC has not yet qualified that Offering Statement which means that no offer to buy securities can be accepted and no part of the purchase price can be received without such Offering Statement having been qualified by the SEC.

The securities offered by LaneAxis are highly speculative. Investing in shares of common stock of LaneAxis involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for such securities, and if a public market develops following the offering, it may not continue. You may access a copy of the most current Form 1-A Preliminary Offering Circular that is part of said Offering Statement by clicking the link below. You should carefully read the information in such Preliminary Offering Circular.

View Preliminary Offering Circular

Forward-Looking Statements Disclaimer

The Preliminary Offering Circular, the other offering materials and this site may contain forward-looking statements and information relating to, among other things, LaneAxis, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company's management. When used in the Preliminary Offering Circular, the other offering materials or on this site, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negatives of these terms, and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause LaneAxis actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. LaneAxis does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.